pwc

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

April 15, 2011

Commissioners:

We have read the statements made by Cytomedix, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Cytomedix, Inc. dated April 13, 2011. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

Attachment

PricewaterhouseCoopers LLP, 100 East Pratt Street, Suite 1900, Baltimore, MD 21202-1096
T: (410) 783 7600, F: (410) 783 7680, www.pwc.com/us

Attachment

Dismissal of PricewaterhouseCoopers LLP

On April 13, 2011, Cytomedix, Inc. (the "Company") dismissed PricewaterhouseCoopers LLP ("PwC") as its independent registered public accounting firm. The decision to change accountants was approved by the Audit Committee of the Company's Board of Directors.

The PwC reports on the Company's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of PwC on the Company's financial statements for fiscal years 2009 and 2010 contained an explanatory paragraph which noted that there was substantial doubt about the Company's ability to continue as a going concern.

During the Company's fiscal years ended December 31, 2009 and 2010 and through April 13, 2011, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in its reports on the Company's consolidated financial statements for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K other than: At December 31, 2009, and during the interim periods of 2009 and 2010, the Company reported a material weakness in internal control over financial reporting related to the Company's accounting for equity instruments. This material weakness resulted in material errors and the restatement of the Company's annual and interim financial statements for the fiscal year ended December 31, 2009 and interim financial statements for the first, second and third quarters during the fiscal year ended December 31, 2010. The Company's Audit Committee discussed this material weakness with PwC and has authorized PwC to respond fully to inquiries of the successor independent registered public accountant concerning this matter.

The Company has provided PwC with a copy of the foregoing disclosures and requested that PwC furnish a letter to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.